360 Funds 485BPOS

Exhibit 99(e)(3)(i)

AMENDED SCHEDULE A

To the Distribution Agreement

Between

360 Funds and Matrix 360 Distributors, LLC Dated August 28, 2018

Amended August 31, 2024

Portfolios covered by the Distribution Agreement:

•	M3Sixty Income and Opportunity Fund

360 Funds		Matrix 360 Distributors, LLC

By:	/s/ Randall K. Linscott	By:	/s/ John Williams

Name: Randall K. Linscott		Name: John Williams

Title: President		Title: Authorized Signatory

M3Sixty Capital, LLC,

The investment adviser to the Portfolios

By:	/s/ Richard Yates

Name: Richard Yates

Title: Authorized Signatory